EZCORP APPOINTS JASON KULAS PRESIDENT AND CHIEF FINANCIAL OFFICER
Austin, Texas (February 24, 2020) — EZCORP, Inc. (NASDAQ: EZPW) announced today that it has appointed Jason A. Kulas as President and Chief Financial Officer. Mr. Kulas has been serving as a member of the Board of Directors since April 2019 and a member of the Audit Committee since July 2019.
Prior to joining EZCORP, Mr. Kulas spent over 25 years in financial analysis, investment banking and executive-level finance and operations roles with a variety of companies, most recently Santander Consumer USA Inc., a NYSE listed full-service consumer finance company focused on vehicle finance and third-party servicing, where he served in a series of roles, including Chief Executive Officer, President, Chief Financial Officer and a member of the company’s Board of Directors from 2007 to 2017. Since leaving Santander Consumer USA in 2017, Mr. Kulas has been a private investor and business advisor. He currently serves on the Board of Directors of Exeter Finance, an auto finance portfolio company of The Blackstone Group. In addition to serving on the EZCORP and Exeter boards, he has served as a Senior Advisor to Warburg Pincus International LLC and a board member of CityLift Parking.
Prior to joining Santander Consumer USA, Mr. Kulas was a Managing Director in Investment Banking with J.P. Morgan Chase & Co., where he was employed from 1995 to 2007. Mr. Kulas has also served as an Adjunct Professor of Marketing at Texas Christian University and as an analyst at Dun & Bradstreet.
Mr. Kulas received an MBA with a concentration in Finance and Marketing from Texas Christian University and a Bachelor of Arts degree in Chemistry from Southern Methodist University. He is involved in a variety of civic and philanthropic activities and currently serves on the Board of Directors for Momentous Institute and the Baylor Scott & White Dallas Foundation and the Executive Board of Dedman College at Southern Methodist University.
“We are delighted to welcome Jason as a member of management,” said Stuart Grimshaw, Chief Executive Officer. “We have been very impressed with Jason’s insight and other contributions as a Board and Audit Committee member over the past year, and are very confident that he will bring much-needed rigor, order and discipline in the leadership and management of our global finance function. With his executive management skills, leadership qualities and perspective, combined with his understanding of our customer base and his appreciation for financial and compliance processes, Jason is uniquely situated to enhance the quality of our management team. We look forward to benefitting from his contributions in many areas of the business, and welcome him as a member of our executive management team.”
Mr. Kulas will replace Daniel M. Chism, former Chief Financial Officer, who has left the Company effective February 24, 2020. "We thank Danny for his contributions to the Company over the past three years and wish him the best in his future endeavors," said Mr. Grimshaw. Mr. Kulas will be stepping down from his position on the Board of Directors on February 28, 2020, the effective date of his new appointment. Shelaghmichael Brown has been appointed to the Audit Committee, which now consists of Matthew W. Appel (Chair), Gary L. Tillett and Ms. Brown, all independent directors.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.
Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220